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                                                                   EXHIBIT 23(b)


                                                                 August 31, 1998


Board of Directors
Eastman Chemical Company
100 North Eastman Road
Kingsport, Tennessee 37660

Gentlemen:

         I am the General Counsel of Eastman Chemical Company, a Delaware corporation (the "Company"). I hereby consent to the use of my name under the heading "Validity of Securities" in the Prospectus forming a part of the Registration Statement on Form S-3 (including any and all amendments, including post-effective amendments, thereto and any related Rule 462(b) registration statements) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to $1,000,000,000 aggregate initial offering price of the Company's (i) common stock, $0.01 par value per share, including rights attached thereto to purchase shares of participating Preferred Stock pursuant to the Company's Stockholder Protection Rights Agreement, (ii) preferred stock, par value $0.01 per share, and (iii) debt securities, which may be issued from time to time pursuant to Rule 415 under the Act. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.



                                          Very truly yours,

                                          /s/ Harold L. Henderson